BLACK HILLS CORP. SELLS WILLISTON BASIN OIL AND GAS ASSETS FOR $243 MILLION

RAPID CITY, SD - August 23, 2012 - Black Hills Corp. (NYSE: BKH) today announced that its oil and gas subsidiary, Black Hills Exploration & Production, Inc., signed a definitive agreement to sell approximately 85 percent of its Bakken and Three Forks shale assets in the Williston Basin for approximately $243 million, subject to customary pre-closing and post-closing adjustments. The sale has an effective date of July 1, 2012, with an estimated closing date on or before Sept. 30, 2012.

The sale includes all of Black Hills' interests in the Williston Basin assets owned jointly with Helis Oil & Gas and others, including approximately 73 gross wells and 28,000 net lease acres. As of the end of the second quarter, net year-to-date production from these properties totaled approximately 149 thousand barrels of oil and 171 thousand Mcf of natural gas. Total proved reserves for these properties, as of Dec. 31, 2011, were 2.2 million barrels of oil and 3.4 BCF of natural gas. The properties represent approximately 15 percent of Black Hills' oil and gas production for the first six months of 2012 and 13 percent of year-end 2011 proved reserves.

“Upon the conclusion of our oil and gas strategic review in late 2011, we announced our intent to optimize the substantial upside value of our existing oil and gas properties, primarily by proving up the probable and possible reserve potential,” said David R. Emery, chairman, president and chief executive officer of Black Hills. “The divestiture of these assets has effectively and immediately captured the future potential value that we projected for this portion of our oil and gas portfolio.”

Helis, as operator of the properties, engaged Tudor, Pickering, Holt & Co. to market its interests in the properties. It offered the non-operated working interest owners in those properties the opportunity to market their interests in conjunction with Helis. Helis, and its working interest co-owners, including Black Hills, accepted the offer of QEP Resources, Inc.'s wholly-owned subsidiary, QEP Energy Company.

“Net sale proceeds, expected in the range of $230 million to $240 million, will be used for debt reduction and general corporate purposes,” Emery said. “This sale will strengthen our balance sheet and enhance our ability to self-fund planned growth projects, such as the $237 million Cheyenne Prairie Generating Station, without issuing equity.

“This sale demonstrates the substantial value of our oil and gas business, and the ability of our oil and gas team to identify and develop quality assets. The $243 million sales price for only 13 percent of our proved reserves exceeds the value currently assigned to our entire oil and gas business by the street. We remain focused on realizing the significant upside opportunity of our remaining oil and gas assets, including the Mancos shale gas potential in the San Juan and Piceance basins.” Emery concluded.

Under the full cost accounting method, Black Hills anticipates booking a one-time, pre-tax gain of approximately $20 million to $40 million and will apply the remainder of the sales price as a reduction to its oil and gas full cost pool. The reduction to the cost pool will result in an expected depletion rate for the remainder of 2012 in the range of $1.30 to $1.45 per Mcfe. The assets sold will be reflected in the company's financial and operational results through the transaction close date. Although the transaction will result in a substantial tax gain, the company has sufficient net operating loss carry-forwards that will enable the deferral of income tax payments.

Black Hills reaffirms its 2012 earnings guidance, previously issued on May 3, 2012. Earnings per share from continuing operations, as adjusted, are expected to be $1.90 to $2.10 per share. Although the sale of the Helis-operated assets will result in some special accounting items, the company expects earnings, as adjusted, to remain within the guidance range.

ABOUT BLACK HILLS EXPLORATION AND PRODUCTION, INC.
Black Hills Exploration and Production, Inc., a subsidiary of Black Hills Corp., operates oil and natural gas producing properties in Colorado, New Mexico and Wyoming, and has non-operated interests in properties producing in California, Montana, North Dakota, Oklahoma, Texas and Wyoming.

ABOUT BLACK HILLS CORP.
Black Hills Corp. (NYSE: BKH), a diversified energy company with a tradition of exemplary service and a vision to be the energy partner of choice, is based in Rapid City, S.D., and has corporate offices in Denver and Papillion, Neb. The company serves 765,000 natural gas and electric utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company's non-regulated businesses generate wholesale electricity and produce natural gas, oil and coal. Black Hills' 2,000 employees partner to produce results that are improving life with energy. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we project, expect, believe or anticipate will or may occur in the future are forward-looking statements. These include, without limitation, our 2012 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and projections is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, the risk factors described in Item 1A of Part I of our 2011 Annual Report on Form 10-K filed with the SEC, other reports that we file with the SEC from time to time, and the following:

•
Our ability to close the transaction to sell our interests in the assets owned jointly with Helis for net cash proceeds of approximately $230 to $240 million, subject to pre-closing and post-closing purchase price adjustments. These adjustments will include operating income and capital spending associated with the divested assets between the effective date and closing;

•	Completion of the sale of Helis's interest in the properties to QEP, a condition to close the transaction for the sale of our interests in the assets to QEP;

•	The tax and accounting treatment for the transaction including the amount of gain on sale related to the transaction and future depletion rates;

•	Our ability to use the cash proceeds to reduce debt and internally fund growth projects, and delay any new equity financing for several years;

•	The value of our remaining oil and gas assets;

•	Our ability to identify and develop quality oil and gas assets and prove up the value of the Mancos shale gas potential;

•	The accuracy of our assumptions on which our earnings guidance is based; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

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